EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-102521, 333-97095, 333-81158, 333-76368, 333-74948, 333-66014, 333-56694, 333-40570, 333-91303, 333-77361, 333-66691, 333-66689, 333-66687, 333-49905, 333-33725, 333-19785, and 333-108281) on Forms S-8 and (No. 333-56022) on Form S-3 of Cyberonics, Inc. of our report dated May 24, 2004, with respect to the consolidated balance sheets of Cyberonics, Inc. and subsidiary as of April 30, 2004 and April 25, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the 53 weeks ended April 30, 2004 and the 52 weeks ended April 25, 2003 and April 26, 2002, which report appears in the April 30, 2004 annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas
July 9, 2004